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			FORM N-SAR ATTACHMENT ITEM 77 0
		"10f-3 TRANSACTIONS FOR THE PERIOD JULY 1, 1996 THROUGH JUNE 30, 1997"
						Alliance Worldwide Privatization Fund

										Shares		Total		% of Issue				Shares
		Date		Shares		% of Fund		Price per		Purchased by		Shares		Purchased				Held
Security		Purchased		Purchased		Assets1		Share		Fund group		Issued		By Group2		Broker(s)		11/30/96
Deutsche Telecom AG		11/18/96		"480,690 "		1.31%		18.984		"1,077,590"		"85,000 "		1.27%		Deutsche Morgan Grenfell		"480,690 "

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